UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 7, 2011 (March 2, 2011)

SPECTRUM BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34757	27-2166630
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

601 Rayovac Drive

Madison, Wisconsin 53711

(Address of principal executive offices)

(608) 275-3340

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2011, Spectrum Brands, Inc. (“Spectrum”), a wholly-owned subsidiary of Spectrum Brands Holdings, Inc. (the “Company”), and John T. Wilson entered into a separation agreement (the “Separation Agreement”) in connection with Mr. Wilson’s previously announced departure as Senior Vice President, Secretary and General Counsel. Pursuant to the terms of the Separation Agreement, Mr. Wilson’s employment with Spectrum terminated on March 2, 2011.

Under the Separation Agreement, Mr. Wilson will receive (a) severance pay equal to (i) $570,000, which is two times his base salary, (ii) $285,000, which is two times his 2011 Management Incentive Plan (“2011 MIP”) target of 50% of his base salary, (iii) $225,150 for certain amounts earned under the 2010 Long Term Incentive Plan, and (iv) $89,048, which is a portion of a special one-time 2011 award, (b) retention pay of $200,000, (c) a continuance of his medical, dental, vision, prescription drug, and life insurance benefits for 24 months, (d) payment for unused vacation days, and (e) an option to purchase his Spectrum-provided vehicle. Mr. Wilson will also receive a prorated amount of his 2011 MIP target based on actual performance results for fiscal year 2011.

In accordance with applicable law and the terms of the Separation Agreement, Mr. Wilson has the right to revoke the Separation Agreement for a period of seven days after the date on which it was executed.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement between John T. Wilson and Spectrum Brands, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan E. Fagre
Name:	Nathan E. Fagre
Title:	Secretary and General Counsel

Dated: March 7, 2011